EXHIBIT 10.2

Description of Oral Contract by and Between Jolanta Gajdzis and Dinamo Corp.

Jolanta Gajdzis, sole officer and director of  Dinamo Corp., a Nevada corporation (the “Company”), has agreed to loan the Company funds to complete the Company’s registration of Form S-1 process with the Securities and Exchange Commission and loan the Company funds if the registration process is not completed.  However, Ms. Gajdzis has no firm commitment, arrangement or legal obligation to advance or loan funds to the Company.  Ms. Gajdzis has not agreed on any amount that may be loaned or what any of the terms of any future loan would be.  As of August 31, 2013, Ms. Gajdzis has loaned the Company a total of $2,700, and such $2,700 loan has no term, is interest-free and non-secured.